EXHIBIT 99.1



Rayovac Announces Results to Date of Tender Offer and Receipt of Requisite Consents from Holders of United Industries Corporation's 9-7/8% Notes

ATLANTA, Ga., Jan. 20 /PRNewswire-FirstCall/ -- Rayovac Corp. (NYSE: ROV) announced today the results to date of its previously announced cash tender offer and consent solicitation for $231.9 million principal amount of 9-7/8% Series D Senior Subordinated Notes due 2009 issued by United Industries Corp. As of 5:00 p.m., New York City time, on January 19, 2005, which was the deadline for holders to submit tenders in order to receive the consent payment in connection with the offer, tenders had been received for $218.7 million in aggregate principal amount of the notes, representing approximately 94.3% of the outstanding notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indenture relating to the notes have been received. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding notes. The proposed amendments, however, will not become operative until Rayovac accepts the notes for purchase pursuant to the tender offer.

The tender offer will expire at 12:00 midnight, New York City time, on February 2, 2005, unless extended or earlier terminated. Holders that tender their notes after 5:00 p.m., New York City time, on January 19, 2005, and prior to the expiration of the tender offer will not be eligible to receive the consent payment of $30.00 per $1,000 principal amount of notes. The tender offer is contingent on, among other things, the closing of the acquisition of United Industries and the closing of the required financing.

Terms of the tender offer and consent solicitation are contained in the Offer to Purchase and Consent Solicitation dated January 5, 2005, and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation at 800-290-6427 (U.S. toll free) or 212-269-5550 (collect). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (U.S. toll free) or 704-388-9217 (collect).

About Rayovac:

Rayovac is a global consumer products company and one of the largest battery, shaving and grooming, and lighting companies in the world. Through a diverse and growing portfolio of world-class brands -- including Rayovac, Varta and Remington -- Rayovac holds leading market positions in a number of major product categories. The company's products are sold by 19 of the world's top 20 retailers, and are available in over one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Rayovac generates approximately $1.5 billion in annual revenues and has 6,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol ROV.

Forward Looking Statements

Certain matters discussed in the news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) our ability to close and finance the contemplated United acquisition as anticipated, (2) our ability to achieve anticipated synergies and efficiencies as a result of this transaction, (3) changes in external competitive market factors, such as introduction of new product features of technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Rayovac and United offer,
(5) changes in the general economic conditions where Rayovac and United do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (6) our ability to successfully implement manufacturing, distribution and other cost efficiencies and (7) various other factors, including those discussed herein and those set forth in Rayovac's and United's securities filings, including their most recently filed Forms 10Q and Annual Reports on Form 10-K.

SOURCE Rayovac Corp.

CONTACT: Investors, Nancy O'Donnell, VP Investor Relations of Rayovac, +1-770-829-6208 or cell, +1-404-992-9001

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Rayovac's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.